Exhibit 99.1

Empire Resorts Appoints Gaming Industry Veteran Joseph A. D'Amato as Chief Financial Officer

New CFO brings extensive Northeast and Native American gaming expertise to the Company

MONTICELLO, N.Y.--(BUSINESS WIRE)--Empire Resorts, Inc. (NASDAQ: NYNY) today announced the appointment of Joseph A. D’Amato as the Company’s Chief Financial Officer, effective immediately. Mr. D’Amato’s appointment is the latest in a series of strategic moves by the Company to enhance its gaming operations. The Company most recently announced a $55 million investment by Kien Huat Realty III Ltd., an affiliate of Asia’s largest gaming operator.

“Mr. D’Amato brings over three decades of financial management, senior accounting, and gaming operations experience to Empire Resorts. Joe will provide the Company with his broad industry experience and his particularly intimate knowledge of the Northeast gaming market,” said Joseph Bernstein, CEO of the Company. “We welcome Joe as part of the new Empire team, and look forward to a long term affiliation.”

Mr. D’Amato most recently served as the Chief Executive Officer of Mount Airy Casino Resort in Pennsylvania, from 2007 to 2009, and as Chief Financial Officer of the Seneca Gaming Corporation in Western New York from 2002 to 2005 and as its Chief Operating Officer from 2005 to 2007. During his earlier career in the gaming industry, Mr. D’Amato served in various executive capacities with the Trump Entertainment, Park Place and Golden Nugget organizations. From 1970-1975, Mr. D’Amato was a Senior Auditor at Ernst & Young. Mr. D’Amato has participated in raising over $2 billion in the public and bank finance markets, and has extensive experience with Sarbanes Oxley and the filing requirements and regulations of the Securities & Exchange Commission. He has been a CPA in New Jersey and Pennsylvania and received an MS in Taxation from Widener University in 1985, an MBA (Finance) from LaSalle University in 1978, and a BS in Business Administration from LaSalle University in 1970.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a 230-acre harness racing track and casino located 90 miles from midtown Manhattan in Monticello, N.Y. The Company also has a financial interest in the Concord Hotel & Resort.

For additional information, please visit www.empireresorts.com, or contact Mr. Charles Degliomini, by telephone at 845.807.0001, or by email at cdegliomini@empireresorts.com.

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year, as well as the Form 10-Q for the most recently ended fiscal quarter.

Contact:

For Empire Resorts:
Charles A. Degliomini, 845-807-0001
Executive Vice President
cdegliomini@empireresorts.com
or
For Investor Relations:
Focus Media
Josh Sommers, 845-294-3342
josh@advertisingandpr.com